CHANGE IN CONTROL AND SEVERANCE AGREEMENT
THIS CHANGE IN CONTROL AND SEVERANCE AGREEMENT dated as of the last date signed below, (“Agreement”), by and between HAWAIIAN AIRLINES, INC., a Hawaii corporation (the “Company”), its parent corporation, HAWAIIAN HOLDINGS, INC., a Delaware corporation (“Holdings” and together with the Company and any subsidiaries and affiliate of Holdings, “Hawaiian”), and the individual named on the signature page (the “Executive”) (collectively, “the Parties”). This Agreement supersedes and replaces in their entirety any and all prior severance agreements by and between the Parties, including the severance provisions of any offer letter, severance agreement, employment agreement, and equity compensation agreements by and between the Executive and Hawaiian
It is possible that Hawaiian may from time to time receive acquisition proposals by other entities. The Compensation Committee of the Board of Directors of Holdings (the “Committee”) recognizes that consideration of any such proposals can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities. The Committee has determined that it is in the best interests of Hawaiian and its stockholders to assure that the Hawaiian will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, prospect or occurrence of a “Change of Control” (as defined below).
The Committee believes that it is in the best interests of Hawaiian and its stockholders to provide the Executive with an incentive to continue his or her employment with the Company and any other entity that is part of Hawaiian (in either case, the “Employer”) and to motivate the Executive to maximize the value of Hawaiian upon a Change of Control for the benefit of its stockholders. The Committee believes that it is important to provide the Executive with certain benefits upon the Executive’s termination of employment following a Change of Control. These benefits will provide the Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.
This Agreement also consolidates the documentation of severance benefits to which the Executive may be entitled in the event of the Executive’s termination of employment with the Employer under specified circumstances not in connection with a Change of Control.
1.Term of Agreement. This Agreement will have an initial term of 3 years commencing on the Effective Date (the “Initial Term”). On the 3rd anniversary of the Effective Date, this Agreement will begin to renew automatically for additional 1 year terms (each, an “Additional Term”) unless any Party provides the other Parties with written notice of nonrenewal at least 60 days prior to the date of automatic renewal. For the avoidance of doubt, neither the lapse of this Agreement by its terms nor non-renewal of this Agreement will by itself constitute termination of employment nor grounds for resignation for Good Reason. Notwithstanding the foregoing, if a Change of Control occurs (i) when there are fewer than 18 months remaining during the Initial Term or (ii) during an Additional Term, the term of this Agreement will extend automatically through the date that is 18 months following the date of the Change of Control. Furthermore, if during the term of this Agreement an initial occurrence of an act or omission by Hawaiian constituting the grounds for “Good Reason” in accordance with Section 8.D. has occurred (the “Initial Grounds”), and the expiration date of the Cure Period (as such term is used in Section 8.D.) with respect to such Initial Grounds could occur following the expiration of the Initial Term or the Additional Term then in effect, as applicable, the term of this Agreement will extend automatically through the date that is 30 days following the expiration of the Cure Period, but such extension of the term will only apply with respect to the Initial Grounds. If the Executive becomes entitled to the benefits under Section 3 of this Agreement, then the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
2.    Not an Employment Contract. Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Employer any obligation to retain the Executive as an Executive and that this Agreement does not prevent the Executive from terminating his employment. Executive understands and acknowledges that he is an employee-at-will and that either he or the Employer may terminate the employment relationship between them at any time and for any reason.

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3.    Severance Benefits Upon Termination.
A.    Accrued Rights. In addition to the benefits described below, the Executive will be entitled to receive payment for:
i.    Accrued Salary and Vacation. All salary and accrued vacation earned through the Termination Date, less applicable federal and state withholding.
ii.    Expense Reimbursement. Within 30 days of submission of proper expense reports by the Executive, Hawaiian shall reimburse the Executive for all expenses incurred by the Executive, consistent with past practices, in connection with the business of the Hawaiian prior to the Executive’s termination of employment.
iii.    Executive Benefits. Benefits, if any, under any 401(k) plan, nonqualified deferred compensation plan, stock purchase plan and other benefit plans or any entity that is part of Hawaiian under which the Executive may be entitled to benefits, payable pursuant to the terms of such plans.
B.    Involuntary Termination other than for Cause or Resignation for Good Reason During the Change of Control Period. In the event that, during the Change of Control Period, the Executive’s employment with Hawaiian terminates either by Hawaiian for a reason other than for Cause (as defined below), death or Disability or by the Executive for Good Reason, then Hawaiian shall provide to the Executive, as severance:
i.    a lump sum payment equal to the number of months of base salary indicated on the signature page,
ii.    a lump sum payment equal to a percentage of his or her target annual bonus indicated on the signature page,
iii.    in lieu of subsidized COBRA or other benefits, and payable whether or not the Executive elects COBRA coverage, continued payments of $3,000 per month for the number of months indicated on the signature page, and
iv.    100% of all equity awards granted to the Executive that are outstanding as of the later of (A) the Termination Date or (B) the Change of Control (the “Equity Awards”) will immediately vest and, if applicable, become exercisable. The Equity Awards will, to the extent applicable, remain exercisable following the Executive’s termination for the period prescribed in the related award agreements. If an outstanding Equity Award is to vest, or the amount of the Equity Award to vest is to be determined, based on the achievement of performance criteria, then the Equity Award will vest as to one hundred percent (100%) of the amount of the Equity Award assuming the performance criteria have been achieved at target levels for the relevant performance period(s), unless otherwise provided in the agreement relating to such performance based Equity Award. For the avoidance of doubt, in the event that the Qualifying Termination occurs prior to a Change of Control, any of the Executive’s then outstanding and unvested Equity Awards will remain outstanding and unvested until the earlier of (A) the date 3 months after the Qualifying Termination, or (B) a Change of Control, and if no Change of Control has occurred by the date 3 months after the Qualifying Termination, such unvested Equity Awards will be forfeited permanently and never will vest, and the Executive will have no further rights thereto.
C.    Involuntary Termination other than for Cause or Resignation for Good Reason OTHER THAN During the Change of Control Period. In the event that, outside the Change of Control Period, the Executive’s employment with the Employer terminates either by the Company for a reason other than for Cause, death or Disability or by the Executive for Good Reason, then the Employer shall provide to the Executive, as severance:
i.    a lump sum payment equal to the number of months of base salary indicated on the signature page,

ii.    in lieu of subsidized COBRA or other benefits, and payable whether or not the Executive elects COBRA coverage, continued payments of $3,000 per month for the number of months indicated on the signature page, and
iii.    a pro-rated annual bonus for the year of termination. To determine the amount of the bonus that will be pro-rated, any portion of the annual bonus that would have been based on Executive’s performance will be deemed achieved at the target level and the remaining portion of the annual bonus will be based on actual performance against goals. The pro-rated annual bonus will be paid out at the same time as annual bonuses are paid to ongoing executives, but no later than March 15 of the year following the year in which the Executive’s employment terminates.
A.    Other Terminations of Employment. Except as required by applicable law, if the Executive’s employment with the Employer terminates (i) by reason of the Executive’s death, (ii) by reason of the Executive’s Disability, (iii) by the Company for Cause, or (iv) by the Executive voluntarily without Good Reason, then the Executive will be entitled to receive severance and any other benefits only as may then be established under the then-existing written severance and benefits plans and practices of the Company or pursuant to other written agreements with the Company.
B.    Death of the Executive. If the Executive dies before all payments or benefits the Executive is entitled to receive under the Agreement have been paid, such unpaid amounts will be paid to the Executive’s designated beneficiary, if living, or otherwise to the Executive’s personal representative in a lump-sum payment as soon as possible following the Executive’s death.
C.    Transfer Within Hawaiian. If the Executive is involuntarily transferred from one entity that is part of Hawaiian to another, such transfer will not be considered Good Reason or a termination without Cause.
4.    Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to the Executive signing and not revoking a release of claims in a form substantially similar to the release attached as Exhibit A and acceptable to the Company (the “Release”), which must become effective and irrevocable no later than the 60th day following the termination of the Executive’s employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any right to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable. Upon the Release becoming effective, any severance payments or benefits under this Agreement otherwise payable to the Executive during the period from the Termination Date through the effective date of the Release will be payable in a lump sum without interest as soon as administratively practicable after the Release becomes effective and irrevocable but not later than 61 days following the Termination Date or, if later (i) if the Termination Date, on the date of the closing of the Change of Control or (ii) the date determinable under Section 5.A.ii. and all additional severance payments and benefits (if any) will be payable in accordance with the payment schedules applicable to each payment or benefit.
5.    Tax Matters
A.    Section 409A
i.    Separation from Service. It is intended that none of the severance payments under this Agreement will constitute Deferred Payments, but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 5.A.iii. or resulting from an involuntary separation from service as described in Section 5.A.iv. Notwithstanding anything to the contrary in this Agreement, no Deferred Payments (as defined in Section 5.A.ii.) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to the Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A 1(b)(9) will be payable until the Executive has a “separation from service” within the meaning of

Section 409A. Subject to Section 5.A.ii., in the event that it is possible for the Release Deadline to occur in the calendar year immediately following the calendar year in which the termination of the Executive’s employment with the Employer occurs, then any Deferred Payments otherwise payable under this Agreement prior to the 60th day following separation from service will be paid on the 60th day following separation from service, and any subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit under this Agreement.
ii.    Specified Employee. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s termination (other than due to death), then the severance payable to the Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) that are payable within the first 6 months following the Executive’s termination of employment, will become payable on the first payroll date that occurs on or after the date 6 months and 1 day following the date of the Executive’s termination of employment. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit under this Agreement. Notwithstanding anything herein to the contrary, if the Executive dies following his or her termination but prior to the 6 month anniversary of his or her termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will the Executive have discretion to determine the taxable year of payment of any Deferred Payments.
iii.    Short-Term Deferral. Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Payments for purposes of Section 5.A.ii. above.
iv.    Involuntary Separation. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulations Section 1.409A-1(b)(9)(iii) that do not exceed the Section 409A Limit shall not constitute Deferred Payments for purposes of this Section 5.A.ii. above.
v.    Compliance with Section 409A. The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms herein will be interpreted to so comply. For purposes of this Agreement, to the extent required to be exempt from or comply with Section 409A, references to termination of the Executive’s employment or similar phrases will be references to the Executive’s “separation from service” within the meaning of Section 409A. The Parties agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.
B.    Responsibility for Taxes. Notwithstanding anything to the contrary in this Agreement, in no event will the Company or any other entity that is part of Hawaiian reimburse the Executive for any taxes imposed or other costs incurred as a result of Section 409A.
All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes. Hawaiian is authorized to withhold from any payments or benefits all federal, state, local and/or foreign taxes required to be withheld from such payments or benefits and make any other required payroll deductions. No entity that is part of Hawaiian will pay the Executive’s taxes arising from or relating to any payments or benefits under the Agreement.

C.    Golden Parachute Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (collectively, the “Payments”) (i) constitute “parachute payments” within the meaning of Code Section 280G and (ii) but for this Section 5, would be subject to the excise tax imposed by Code Section 4999, then the Executive’s Payments will be either:
i.    delivered in full, or
ii.    delivered as to such lesser extent which would result in no portion of such Payments being subject to excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code. If a reduction in Payments constituting “parachute payments” is necessary so that Payments are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), (iii) cancellation of accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (iv) reduction of the Executive benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). If two or more equity awards are granted on the same date, each award will be reduced on a prorated basis. In no event shall the Executive have any discretion with respect to the ordering of payment reductions.
Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by a nationally recognized accounting or valuation firm selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. Hawaiian will bear all costs for payment of the Accountants’ services in connection with any calculations contemplated by this Section 5.
6.    Sole Remedy; Non-Duplication of Benefits. The payment to the Executive of the amounts payable under Section 3 shall constitute the sole remedy of the Executive in the event the Executive’s employment with the Employer terminates. If (i) the Termination Date occurs prior to a Change of Control that qualifies the Executive for severance payments and benefits payable under Section 3.C. of the Agreement and (ii) a Change of Control occurs within the 3-month period following the Termination Date that qualifies the Executive for the severance payments and benefits payable on under Section 3.B. under this Agreement, then (i) the Executive will cease receiving any further payments or benefits under this Agreement and (ii) the severance payments and benefits otherwise payable under Section 3.B.i. through Section 3.B.iii. of this Agreement each will be offset by the corresponding payments or benefits already paid under Sections 3.C.i. through 3.C.iii., as applicable.
7.    Resignation. The termination of the Executive’s employment for any reason will also constitute, without any further required action by the Executive, the Executive’s voluntary resignation from all officer and/or director positions held at Hawaiian, and at the Board’s request, the Executive will execute any documents reasonably necessary to reflect such resignation.
8.    Definitions. For purposes of this Agreement:
A.    “Cause” means a good faith finding by Holdings of any of the following:

i.    repeated neglect by the Executive of his employment duties or the Executive’s repeated material lack of diligence and attention in performing his employment duties;
ii.    the Executive’s fraudulent conduct in connection with the business affairs of Hawaiian, regardless of whether said conduct is designed to defraud Hawaiian or others;
iii.    the Executive’s conduct of a criminal nature that may have an adverse impact on the reputation of Hawaiian in the community or other conduct at any time or place which is materially detrimental to the reputation and/or goodwill of Hawaiian among its customers; or
iv.    the Executive’s repeated failure to follow applicable corporate compliance rules, practices, procedures and ethical guidelines of the Company or any other entity that is part of Hawaiian.
B.    “Change of Control” means a “Change in Control” within the meaning of the Hawaiian Holdings, Inc. 2015 Stock Plan as may hereinafter be amended.
C.    “Change of Control Period” means the period beginning on the date 3 months prior to the first Change of Control to occur following the Effective Date and ending on the date 18 months following such Change of Control.
D.    “Disability” means the Executive is either (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment, which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan maintained by any other entity that is part of Hawaiian and under which the Executive participates.
E.    “Good Reason” means the Executive’s termination of employment within 30 days following the expiration of any Cure Period (discussed below) following the occurrence, without the Executive’s express written consent, of one or more of the following:
i.    a material reduction by the Employer in the Executive’s annual total target cash compensation (other than pursuant to a reduction applying generally to employees of the same corporate rank);
ii.    the Executive’s relocation to principal offices that are either (i) not located on Oahu, Hawaii, or (ii) not within 40 miles of Honolulu, Hawaii; or
iii.    solely during the Change of Control Period, a material reduction in the Executive’s job, duties or responsibilities.
The Executive may not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that the Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than 30 days following the date of such notice (such period, the “Cure Period”).
F.    “Section 409A” means Section 409A of the Code and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.
G.    “Section 409A Limit” means 2 times the lesser of: (i) the Executive’s annualized compensation based upon the annual rate of pay paid to the Executive during the Executive’s taxable year preceding the Executive’s taxable year in which the termination of the Executive’s employment with the Company occurs, as determined under, and with such adjustments as are set forth in, Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the termination of the Executive’s employment with the Employer occurs.

H.    “Termination Date” means the Executive’s last day of employment.
9.    Miscellaneous.
A.    Notices. Any notices delivered under this Agreement shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party. All notices to the Company shall also be addressed to the attention of the President of the Company. All notices to Hawaiian shall also be addressed to the attention of the Chief Executive Officer of Holdings.
B.    Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
C.    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including the severance provisions of any offer letter, severance agreement or employment agreement; provided, however, that any rights that the Executive has under the Company’s long-term disability plan shall not be superseded by this Agreement. It does not, however, modify any other standard benefits to which the Executive is entitled under Company policies.
D.    Amendment. This Agreement may be amended or modified only by a written instrument executed by the Parties.
E.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii. Any action, suit or other legal arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Hawaii (or, if appropriate, a federal court located within the State of Hawaii), and each Party consents to the jurisdiction of such a court. Each Party hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
F.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, including any corporation with which or into which Hawaiian or the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him or her.
G.    Waivers. No delay or omission by Hawaiian in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by Hawaiian on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
H.    Captions. The captions of the Sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any Section of this Agreement.
I.    Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
J.    No Duty to Mitigate. The Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that the Executive may receive from any other source.
K.    Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive, by an authorized officer of the Company (other than the Executive), and by an authorized officer of Holdings (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
L.    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
M.    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

HAWAIIAN AIRLINES, INC.
By:
Mark B. Dunkerley
Its President
Date: _________________, 2016

HAWAIIAN HOLDINGS, INC.
By:
Mark B. Dunkerley
Its Chief Executive Officer
Date: _________________, 2016

[Executive Name]
[Title]
Date: _________________, 2016
Change of Control Period Benefits
[ ] Months of Base Salary
[ ] Percentage of Target Bonus
[ ] Months of Payments under Section 3.B.iii.

Non-Change of Control Period Benefits
[ ] Months of Base Salary
[ ] Months of Payments under Section 3.C.ii.

[Protected Benefits, if any]

HAWAIIAN AIRLINES, INC./HAWAIIAN HOLDINGS, INC.
RELEASE OF CLAIMS
This Release of Claims (“Agreement”) is made between and among Hawaiian Airlines, Inc., Hawaiian Holdings, Inc. (the “Company”), and _____________________ (“Executive”).
WHEREAS, Executive has agreed to enter into a release of claims in favor of the Company upon certain events specified in the Change in Control and Severance Agreement by and between Company and Executive.
NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:
1.    Termination. Executive’s employment from the Company terminated on ________________ (the “Termination Date”).
2.    Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive prior to the date on which Executive executed this Agreement.
3.    Release.
A.    Executive irrevocably and unconditionally releases Employer, its parent corporation, successors, heirs, assigns, directors, shareholders, trustees, officers, employees, servants, agents (and former directors, shareholders, trustees, officers, employees, servants, and agents), attorneys, executors, administrators, insurers, subsidiaries and affiliated companies from any and all claims, charges, complaints, grievances, contracts, liabilities, obligations, demands, promises, reimbursements, causes of action, costs, debts, expenses, damages (including, but not limited to actual damages, compensatory damages, special damages, liquidated damages, and punitive damages) of any kind directly or indirectly, known or unknown, suspected or unsuspected, arising out of or related to (i) the employment of Executive by Employer, (ii) the termination of Executive’s employment or the circumstances leading up to Executive’s termination of employment, and (iii) any other act or occurrence pre-dating Executive’s execution of this Agreement.
B.    Executive acknowledges and agrees that Executive has read this Agreement. Executive also acknowledges and agrees that Executive understands the terms of this Agreement. Executive further acknowledges and agrees that Executive is entering into this Agreement deliberately, knowingly, and voluntarily, with full knowledge of its significance, and with the express intention of effecting the legal consequences relating to the extinguishment of all obligations. Executive also acknowledges and agrees that Employer has advised Executive to seek the advice of Executive’s own attorney prior to executing this Agreement regarding the terms and conditions of this Agreement.
C.    Executive understands that this Agreement releases Employer from all liability, past or present, arising out of or related to Executive’s employment, termination of employment and the circumstances leading up to Executive’s termination of employment, and any other act or occurrence pre-dating Executive’s execution of this Agreement, including, but not limited to, any rights or claims pursuant to (i) the Age Discrimination Act of 1967 (“ADEA”) (29 U.S.C. § 626, et seq.), and any amendments thereto; (ii) the Civil Rights Act of 1964 (“Title VII”) (42 U.S.C. § 2000e, et seq.), and any amendments thereto; (iii) the Civil Rights Statutes (42 U.S.C. §§ 1981, 1981a, and 1988), and any amendments thereto; (iv) the Americans with Disabilities Act of 1990 (“ADA”) (42 U.S.C. § 12101, et seq.), and any amendments thereto; (v) the Executive Retirement Income Security Act (“ERISA”) (29 U.S.C. §1001 et seq.), and any amendments thereto; (vi) Hawaii’s Employment Practices Act (Haw. Rev. Stat. ch. 378), and any amendments thereto; (vii) all applicable state and federal wage and hour laws, and any amendments thereto; (viii) all claims based on common law sounding in tort, contract, implied contract, negligence and/or gross negligence, including, but not limited to promissory estoppel, quantum meruit, libel/slander, defamation, misrepresentation, emotional distress (negligent or intentional) fraud or deceit, unpaid wages, equitable claims, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, wrongful discharge and/or termination, and violation of public policy; and (ix) any claim for attorneys’ fees or costs.
Executive understands that nothing contained in this Agreement shall prohibit Executive from (i) bringing any action to enforce the terms of this Agreement or severance benefits due pursuant to the Change in Control and Severance Agreement or to enforce his other vested benefits and rights under the Company’s benefit plans in accordance with the terms of such plans; (ii) filing a timely charge or complaint with the Hawaii Civil Rights Commission (“HCRC”) or the Equal Employment Opportunity Commission (“EEOC”) regarding the validity of this Agreement; or (iii) filing a timely charge or complaint with the HCRC or the EEOC or participating in any investigation or proceeding conducted by the HCRC or the EEOC regarding any claim of employment discrimination. This release does not extend to any severance obligations due Executive under the Change in Control and Severance Agreement or to Executive’s vested rights and benefits under the Company’s benefit plans in accordance with the terms of such plans and the Change in Control and Severance Agreement. Nothing in this Agreement waives Executive’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.
D.    Executive acknowledges and understands that there is a risk that subsequent to the execution of this Agreement, Executive may incur or suffer loss, damages, or injuries that are in some way related to or arising out of Executive’s employment with Employer or the termination thereof, but that are unknown and unanticipated at the time this Agreement is signed. Accordingly, Executive hereby assumes these risks and that this Agreement shall apply to all such unknown or unanticipated claims.
E.    Executive acknowledges and understands that Executive is not waiving any future rights or claims that might arise after the date this Agreement is signed by Executive.
F.    Executive acknowledges and understands that Employer does not make nor has made any representations to force or induce Executive to sign this Agreement other than what is specifically provided for in this Agreement. Furthermore, Executive acknowledges and understands that Executive is under no obligation to sign this Agreement.
4.    Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Executive signs this Agreement.
5.    No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

6.    No Cooperation. Executive agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.
7.    Effective Date. This Agreement is effective eight (8) days after it has been signed by all parties hereto.
8.    Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties hereto acknowledge that:
A.    They have read this Agreement;
B.    They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
C.    They understand the terms and consequences of this Agreement and of the releases it contains; and
D.    They are fully aware of the legal and binding effect of this Agreement.
9.    Confidential Information and Trade Secrets. Executive agrees that, during Executive’s employment by Employer, Executive received and was privy to confidential information and trade secrets. Executive agrees that Executive shall hold in confidence and not disclose to any unauthorized person any knowledge or information of a confidential nature and any trade secret with respect to the business of Employer acquired and possessed by Executive and shall not disclose, publish, or make use of the same without the prior express written consent of Employer.
10.    Assignment. This Agreement is personal as to Executive and shall not be assignable by Executive.
11.    Modification. This Agreement may not be changed, altered, modified, or amended orally, but only by an instrument in writing signed by the party against whom enforcement of any change, alteration, modification, or amendment is sought.
12.    No Bar or Waiver. No delay or omission on the part of Employer or Executive in exercising any right under this Agreement shall operate as a waiver of such right or of any other right either may have. A waiver on one occasion shall not be construed as a bar to or waiver of any right on any future occasion.
13.    Headings. Paragraph headings are not to be considered part of this Agreement and are included solely for convenience and form no part of this Agreement or affect the interpretation thereof.
14.    Notices. All notices, requests, demand, and other communications hereunder shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, with postage prepaid.
15.    Entire Agreement. This Agreement, the severance provisions of the Change in Control and Severance Agreement and Executive’s equity compensation agreements and other benefit plans contain the entire understanding of Executive and Employer, and fully supersede any and all prior agreements or understandings pertaining to the subject matter of this Agreement. Each of the parties hereto acknowledges that no party or agent of any party has made any promise, representation or warranty whatsoever, either expressed or implied, not contained in this Agreement concerning the subject matter hereof to induce any other party to execute this Agreement, and each of the parties hereto acknowledges that it has not executed this Agreement in reliance upon any such promises, representations or warranties not specifically contained in this Agreement. For avoidance of doubt, the restrictions of this paragraph are subject to the express exclusion for Protected Activity in the Company’s Code of Business Ethics and Conduct.
16.    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to the successors and assigns of Employer.
17.    Applicable Law. This Agreement is being delivered in and shall be construed and enforceable in accordance with the laws of the State of Hawaii.
18.    Miscellaneous. If any term, covenant, or agreement in this Agreement or any application thereof shall be held to be invalid or unenforceable, the remainder of this Agreement and any other application of such term, covenant, or agreement shall not be affected thereby. No party shall be deemed to be the drafter of this Agreement and this Agreement shall not be construed for or against any of the parties.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

HAWAIIAN AIRLINES, INC.
By:
[Name]
[Title]
Date: _________________

HAWAIIAN HOLDINGS, INC.
By:
[Name]
[Title]
Date: _________________

[Executive Name]
Date: _________________